Exhibit 10.11
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (“Agreement”) effective as of April 30, 2007 (the “Effective Date”) between HARRIS INTERACTIVE INC., a Delaware corporation (“Company”), and LEONARD R. BAYER (“Executive”).
     This Agreement amends, restates, and replaces in its entirety the Employment Agreement between Company and Executive dated as of July 1, 2003, as amended (collectively, the “Prior Agreement”); provided, however, that all rights of Executive to payments and benefits under Sections 3.1 — 3.6, inclusive, of the Prior Agreement accrued but unpaid as of the Effective Date shall survive execution of this Agreement. This Agreement does not modify the terms of any stock option agreements between the Company and the Executive in effect on the Effective Date, which stock option agreements shall remain unchanged and in full force according and subject to the terms contained therein.
1. CAPACITY AND DUTIES
     1.1 Employment; Acceptance of Employment. Company hereby employs Executive and Executive hereby accepts employment by Company for the period and upon the terms and conditions hereinafter set forth.
     1.2 Capacity and Duties.
          (a) Executive shall serve as the Executive Vice President, Chief Scientist, and Chief Technology Officer of Company. Executive shall perform duties and shall have authority as may from time to time be specified by the Chief Executive Officer and the Board of Directors of Company (the “Board”). Executive’s title and duties may be changed from time to time by the Chief Executive Officer and the Board; provided, however, that (i) Executive shall not be required to perform duties not normally performed by a person filling the role of chief scientist or chief technology officer of comparable companies, and (ii) the duties assigned to the Executive shall be in all respects consistent with all applicable laws and regulations. Executive shall perform his duties for Company principally at Company’s executive offices, presently in Rochester, New York, provided, however, that Executive acknowledges and agrees that travel to Company’s and its affiliates’ various offices, and to other locations in furtherance of Company’s business, will be required in connection with the performance of Executive’s duties hereunder.

Executive will report to the Chief Executive Officer of the Company.
          (b) Executive shall not be required to devote full time efforts to the performance of Executive’s duties hereunder, but will devote approximately sixty percent of the time and efforts to such duties as devoted by him prior to 2005. Executive will perform his duties in a manner that will faithfully and diligently further the business and interests of the Company.
          (c) Executive is a member of the Board of Directors of Harris as of the Effective Date. Prior to the Termination Date and prior to any Change of Control, the Board of Directors shall nominate Executive for re-election as a director at each annual meeting of stockholders coinciding with the expiration of his term as a director, and shall recommend him for re-election, but the failure of the stockholders to elect Executive as a member of the Board of Directors shall not constitute a breach of this Agreement. Unless otherwise requested by the Board of Directors, Executive will resign as a director on the Termination Date and upon his failure to do so hereby authorizes and grants full authority to the Chairman of the Board of Directors to deliver Executive’s resignation on his behalf.
          (d) Executive acknowledges that Company’s reputation is important in the continued success of its business, and agrees that he will not discuss or comment in such a manner as may adversely impact the reputation or public perception, or otherwise disparage, Company or its officers, employees, or directors in any manner; provided, however, that Executive may make such disclosures as may be required by law. Company acknowledges that Executive’s reputation is important to his continued success. Company agrees that it will not, and that it will use all reasonable efforts to cause its officers, employees, and directors not to, defame, disparage, or otherwise discuss or comment about Executive in such a manner as may adversely impact his reputation or public perception; provided, however, that Company may make such disclosures as may be required by law.
2. TERM OF EMPLOYMENT
     2.1 Term.
          (a) The term of Executive’s employment hereunder, for all purposes of this Agreement, shall commence on the Effective Date (the “Commencement Date”) and continue through and including the earliest to occur of (i) June 30, 2008, if and as further extended to subsequent June 30ths as provided in Section 2.1(b), (ii) the date on which Executive dies, and (iii) the date on which either the Company or Executive terminates Executive’s employment for any reason (collectively, the “Termination Date”).
          (b) Except as hereinafter provided, on each June 30 this Agreement shall be automatically extended for an additional one-year term, and if so extended shall be automatically extended for successive additional one-year terms, unless either the Executive or Company shall have given the other written notice of non-renewal of this Agreement on or before the March 31 immediately prior to the end of the initial one-year term, or if applicable any one-year extension term then in effect. Executive’s employment under this Agreement shall terminate on the June 30 immediately following the date of any timely non-renewal notice.
3. COMPENSATION
     3.1 Base Compensation. As compensation for Executive’s services, Company shall pay to Executive base compensation in the form of salary (“Base Compensation”) in the amount of $330,000 per annum. The salary shall be payable in periodic installments in accordance with Company’s regular payroll practices for its executive personnel at the time of payment, but in no event less frequently than monthly. The Compensation Committee of the Board shall review Base Compensation periodically for the purpose of determining, in its sole discretion, whether Base Compensation should be adjusted; provided, however, that Executive’s Base Compensation shall not be less than $330,000.
     3.2 Performance Bonus. As additional compensation for the services rendered by Executive to Company Executive shall be paid a performance bonus (“Performance Bonus”) payable in full at the same time as payment of other executive bonuses by the Company but no later than two and one-half (2.5) months after the end of the applicable fiscal year. The Performance Bonus award criteria and amounts shall be those established on an annual basis by the Compensation Committee of the Board of Directors of the Company based upon performance guidelines established for executive officers of the Company; provided, however, Executive’s target bonus shall not be less than $135,000. No bonus will be due in the event that award criteria established by the Compensation Committee are not met.
     3.3 Employee Benefits. Executive shall be entitled to participate in such of Company’s employee benefit plans and benefit programs as may from time to time be provided by Company for its senior executives generally. Company shall have no obligation, however, to maintain any particular program or level of benefits referred to in this Section 3.3.
     3.4 Vacation. Executive shall be entitled to the normal and customary amount of paid vacation provided to senior executive officers of the Company, but in no event less than 25 days during each calendar year. Any vacation days that are not taken in a given calendar year shall accrue and carry over from year to year up to a maximum of 25 days carried over from any one year to the next. The Executive may be granted leaves of absence with or without pay for such valid and legitimate reasons as the Chief Executive Officer in his sole and absolute discretion may determine, and is entitled to the same personal days and holidays provided to other senior executives the of Company.
     3.5 Expense Reimbursement.
          (a) Company shall reimburse Executive for all reasonable and documented expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with its regular reimbursement policies as in effect from time to time.
          (b) The Company shall reimburse the Executive for reasonable costs up to a maximum of $2,500 incurred in the negotiation of this Employment Agreement.
     3.6 Life Insurance. In addition to the Company-paid life insurance made available to senior executives of the Company generally, Company shall continue to maintain the Executive’s existing $250,000 term life insurance policy prior to a Termination Date so long as such coverage continues to be available to the Company at a cost no greater than the last premium paid prior to the commencement date of the Prior Agreement; provided, however, if such cost increases, Company will so advise Executive and will continue to maintain such insurance if Executive pays the cost in excess of the last premium paid prior to the commencement date of the Prior Agreement. Executive may continue to designate the beneficiary of the policy and Company shall treat the cost of the insurance paid by the Company as compensation to the Executive for tax and other business purposes. Company shall not be required to maintain such life insurance if such coverage is not reasonably available for purchase by the Company.
     3.7 Withholding. All payments under this Agreement shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.
4. TERMINATION OF EMPLOYMENT
     4.1 Accrued Obligations. For purposes of this Agreement:
          (a) “Accrued Base Obligations” shall mean amounts for Base Compensation, expense reimbursement, and employee benefits which have accrued, vested, and are unpaid as of the Termination Date.

          (b) “Accrued Bonus Obligations” shall mean, for the year in which the Termination Date occurs, a prorated Performance Bonus for the partial-year period ending on the Termination Date (the “Partial Period”). The prorated Performance Bonus shall be based on the same metrics as then in effect for calculation of bonuses on an annual basis (for example, net earnings or revenues) and shall be calculated by (1) dividing actual performance as of the end of the Applicable Calculation Quarter (described below) by budgeted performance (per the budget previously approved by the Board) for the Applicable Calculation Quarter, and then (2) using the resulting percentage in determining the dollar value bonus that would have been paid under the Company’s executive performance bonus plan had such percentage performance been achieved for the full fiscal year, and then (3) multiplying the result by a fraction, the numerator of which is the number of days elapsed in the fiscal year prior to the Termination Date and the denominator of which is 365. If the Termination Date is in the first half of a fiscal quarter the “Applicable Calculation Quarter” is the fiscal quarter most recently ended before the Termination Date, and if the Termination Date is in the second half of a fiscal quarter, the Applicable Calculation Quarter is the first fiscal quarter ending after the Termination Date.
          (c) Accrued Base Obligations shall be paid within thirty (30) days after the Termination Date. Accrued Bonus Obligations shall be paid on the date on which they would have been paid under this Agreement absent the occurrence of the Termination Date.
     4.2 Termination Procedures         . Except as otherwise provided in this Agreement, any termination of Executive’s employment by the Company or by Executive (other than termination pursuant to death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, if applicable, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
     No Notice of Termination of Executive for Cause shall be given by the Company unless and until (i) adoption by the Board of Directors of Harris of a resolution, finding that in the good faith opinion of the Board of Directors Executive is guilty of the conduct described in the definition of Cause, after at least five (5) business days notice is provided to Executive, such notice to include in reasonable specificity the alleged conduct justifying such termination for Cause, and (ii) an opportunity is given to Executive, together with counsel, to be heard by the Board of Directors of Harris at a meeting (which may be held by telephonic conference call).

This Section 4.2 shall not prevent Executive from challenging, pursuant to Section 6.1, the Board’s determination that Cause exists, or that Executive has failed to cure any act (or failure to act), to the extent permitted by this Agreement, that purportedly formed the basis for the Board’s determination.
     4.3 Death of Executive. If Executive dies, Company shall not be obligated to make any further payments under this Agreement except amounts for:
          (a) Accrued Base Obligations,
          (b) earned but unpaid Performance Bonus for fiscal years already ended, payable on the date on which such Performance Bonus would be paid absent Executive’s death,
          (c) if Executive’s death is in the Company’s third or fourth fiscal quarter, Accrued Bonus Obligations, and
          (d) the aggregate sum of Six Hundred Sixty Thousand Dollars ($660,000.00), payable in installments of $25,000 each due on the first day of each month, commencing on the first day of the first calendar month after the Executive’s death.
     4.4 Disability of Executive         . If Executive is permanently disabled (as defined in Company’s long-term disability insurance policy then in effect), then the Company shall have the right to terminate Executive’s employment upon 15 days’ prior written notice to Executive at any time during the continuation of such disability (“Disability”). In the event Executive’s employment is terminated for Disability in accordance with this Section 4.4, Company shall not be obligated to make any further payments under this Agreement except for:
          (a) Accrued Base Obligations,
          (b) earned but unpaid Performance Bonus for fiscal years ended prior to the Termination Date, payable on the date on which such Performance Bonus would be paid absent Executive’s Disability,
          (c) if the Termination Date occurs in the Company’s third or fourth fiscal quarter, Accrued Bonus Obligations,
          (d) the aggregate sum of Six Hundred Sixty Thousand Dollars ($660,000.00), payable in installments of $25,000 each due on the first day of each month, commencing on the first day of the first calendar month after the Executive’s death.

     4.5 Termination for Cause.
          (a) Executive’s employment shall terminate immediately upon a Notice of Termination from the Company that Executive is being terminated for Cause (as defined herein), in which event Company shall not thereafter be obligated to make any further payments under this Agreement except for:
               (i) Accrued Base Obligations,
               (ii) earned but unpaid Performance Bonus for fiscal years ended prior to the Termination Date, payable on the date on which such Performance Bonus would be paid absent the termination of Executive,
               (iii) if the Termination Date occurs in the Company’s third or fourth fiscal quarter, Accrued Bonus Obligations, and
               (iv) any payments due under Section 4.12.
          (b) “Cause” shall be limited to the following:
               (i) willful failure to substantially perform Executive’s duties as described in Section 1.2 after demand for substantial performance is delivered by Company in writing that specifically identifies the manner in which Company believes Executive has not substantially performed Executive’s duties and Executive’s failure to cure such non-performance within thirty (30) days after receipt of the Company’s written demand; provided, however, that a failure to perform such duties during the remedy period set forth in subsection (i) of the definition of Good Reason set forth in Section 4.7 hereof, following the issuance of a Notice of Termination (as herein defined) by Executive for Good Reason, shall not be Cause unless an arbitrator acting pursuant to Section 6.1 hereof finds Executive to have acted in bad faith in issuing such Notice of Termination;
               (ii) willful conduct that is materially and demonstrably injurious to Company or any of its subsidiaries, but not including good faith conduct taken without intention to injure the Company or its subsidiaries that, at the time engaged in, could not reasonably be expected to be more likely than not to be materially injurious to the Company; or
               (iii) conviction or plea of guilty or nolo contendere to a felony or to any other crime which involves moral turpitude or, if not including moral turpitude, arises from an act that is materially and demonstrably injurious to the Company or any of its subsidiaries;

               (iv) material violation of Section 5 of this Agreement,
               (v) or material violation of Company polices set forth in Company manuals or written statements of policy provided in the case of violation of policy that such violation is either materially and demonstrably injurious to Company or, if curable, continues for more then three (3) days after written notice thereof is given to Executive by the Company; and
               (vi) material breach of any material provision of this Agreement by Executive, which breach continues for more than ten (10) days after written notice thereof is given by the Company to Executive.
     4.6 Termination Without Cause or by Executive for Good Reason.
          (a) The Company reserves the right to terminate Executive’s employment at any time. If, however, a Termination Date occurs due to Company terminating Executive without Cause or Executive terminating for Good Reason, then Company shall have no further obligations under this Agreement except that Company shall pay to Executive the amounts shown in Section 4.6(c).
          (b) For the avoidance of doubt, Section 4.6(c) shall not apply to (i) termination in the ordinary course on any applicable June 30 if the term of this Agreement is not automatically renewed, which circumstance is covered by Section 4.6(d), (ii) termination for Cause which circumstance is covered by Section 4.5, (iii) termination by Executive without Good Reason which circumstance is covered by Section 4.7, (iv) termination by reason of death which circumstance is covered by Section 4.3, or (v) termination by reason of Disability which circumstance is covered by Section 4.4.
          (c) If Company terminates Executive without Cause or Executive terminates with Good Reason, then the Company shall pay to Executive:
               (i) the Accrued Base Obligations through the Termination Date, payable promptly after the Termination Date,
               (ii) any unpaid Performance Bonus earned for any fiscal year ended on or before the Termination Date payable on the date on which such Performance Bonus would be paid absent termination,
               (iii) Accrued Bonus Obligations,

               (iv) any payments due under Section 4.12.
          (d) If this Agreement is terminated in the ordinary course on any applicable June 30 because of a non-renewal notice given by the Company under Section 2.1, then Company shall have no further obligations under this Agreement except that Company shall pay to Executive the same payments as to which the Executive would be entitled under Section 4.6(c)(i), (ii), and (iv). If this Agreement is terminated in the ordinary course on any applicable June 30 because of a non-renewal notice given by the Executive under Section 2.1, then Company shall have no further obligations under this Agreement except that Company shall pay to Executive the payments to which the Executive would be entitled under Section 4.6(c)(i), (ii) and (iv).
     4.7 Termination by Executive without Good Reason.
          (a) Executive may terminate this Agreement without Good Reason upon fifteen (15) days prior notice. In the event Executive’s employment is voluntarily terminated by Executive without Good Reason, Company shall not be obligated to make any further payments to Executive hereunder other than:
               (i) Accrued Base Obligations through the Termination Date,
               (ii) earned but unpaid Performance Bonus for fiscal years ended prior to the Termination Date, payable on the date on which such Performance Bonus would be paid absent Executive’s termination,
               (iii) if the Termination Date occurs in the Company’s third or fourth fiscal quarter, Accrued Bonus Obligations, and
               (iv) any payments due under Section 4.12.
          (b) “Good Reason” shall mean the following:
               (i) material breach of Company’s obligations hereunder, including any assignment of duties not included within the Executive’s duties described in Section 1.2 unless previously agreed to in writing by Executive, provided that Executive shall have given reasonably specific written notice thereof to Company, and Company shall have failed to remedy the circumstances within thirty (30) days thereafter;
               (ii) any decrease in Executive’s salary as it may have increased during the term of this Agreement, except for decreases that are in conjunction with decreases in executive salaries by the Company generally and that do not result in a decrease in Executive’s annual salary below $330,000 per annum;
               (iii) any decrease of Executive’s target Performance Bonus below $135,000,
               (iv) the failure of any successor in interest of the Company to be bound by the terms of this Agreement in accordance with Section 6.4 hereof, or
               (v) the relocation of Executive’s principal office to a location more than twenty-five (25) miles from Rochester, New York; provided, however, that Executive’s principal office shall not be deemed to be relocated by virtue of Executive being required to spend up to five (5) working days per month on average in the Company’s and its subsidiary’s other offices.
Notwithstanding subsections (i) and (iii) above, after a Change of Control, Good Reason shall not include a change of title, reporting line, responsibilities, and duties so long as such changed title, reporting line, and reassignment of executive duties are at a level commensurate with the level of participation of the Company in the controlling person (such as, for example, executive duties at a divisional, subsidiary, or group level, if the Company becomes a division, subsidiary, or group within the controlling person), or assignment of other duties not materially inconsistent with duties appropriate for a past chief technology officer and chief scientist.
     (c) Executive must provide a Notice of Termination to the Company that he is intending to terminate his employment for Good Reason within one hundred and eighty (180) days after Executive has actual knowledge of the occurrence of the latest event he believes constitutes Good Reason, which termination notice shall specify a termination date within thirty (30) days after the date of such notice except for termination under subsection (i) in which case the termination date shall be as provided in such subsection. Executive’s right to terminate Executive’s employment hereunder for Good Reason shall not be affected by Executive’s subsequent Disability provided that the notice of intention to terminate is given prior to the onset of such Disability. Subject to compliance by Executive with the notice provisions of this Section 4.7, Executive’s continued employment prior to terminating employment for Good Reason shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason. In the event Executive delivers to the Company a Notice of Termination for Good Reason, upon request of the Board Executive agrees to appear before a meeting of the Board called and held for such purpose (after reasonable notice) and specify to the Board the particulars as to why Executive believes adequate grounds for termination for Good Reason exist. No action by the Board, other than the remedy of the circumstances within the time periods specified in this Section 4.7, shall be binding on Executive.
     4.8 Mitigation. Executive shall not be required to mitigate amounts payable under this Section 4 by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.
     4.9 Change of Control.
          (a) If Executive is terminated without Cause, a Termination Date occurs on a June 30 due to non-renewal by the Company of the term of this Agreement under Section 2.1, or Executive terminates his employment for Good Reason, in each such case during the one year period following a Change of Control (as defined below), then in addition to payments and benefits to which Executive is entitled under Section 4.6, Executive also shall receive reimbursement for reasonable (in the discretion of the Company) and actual expenses incurred by Executive for six months of out-placement services.
          (b) If a Change of Control shall have occurred:
               (i) after such Change of Control Executive’s entitlement to Bonus under Section 3.2 may be modified by the new controlling Person in a reasonable manner (not to afford Executive with materially less opportunity to earn bonus than existed prior to the Change of Control) so that such Bonus is calculated with reference to a performance-based bonus plan provided by the new controlling Person; and
               (ii) after such Change of Control Executive’s entitlement to payments and benefits under Sections 3.3 and 3.4 may be modified by the new controlling Person to entitlement to those benefits generally provided to senior executives of the new controlling Person.
          (c) A “Change of Control” shall be deemed to have occurred if:
               (i) a change in control has occurred of a nature that would be required to be reported in a proxy statement with respect to the Company (even if the Company is not actually subject to said reporting requirements) in response to Item 6(e) (or any comparable or successor Item) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that any merger, consolidation or corporate reorganization in which the owners of the Company’s capital stock entitled to vote in the election of directors (the “Voting Stock”) prior to said combination receive 75% or more of the resulting entity’s Voting Stock shall not be considered a change in control for the purposes of this Plan;
               (ii) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act, excluding any stock purchase or employee stock ownership plan maintained by the Company or a Related Company) becomes the “beneficial owner” (as that term is defined by the Securities and Exchange Commission for purposes of Section 13(d) of the Exchange Act), directly or indirectly, of more than 15% of the outstanding voting stock of the Company or its successors; or
               (iii) during any period of two consecutive years a majority of the Board of Directors no longer consists of individuals who were members of the Board of Directors at the beginning of such period, unless the election of each director who was not a director at the beginning of the period was approved by a vote of at least 75% of the directors still in office who were directors at the beginning of the period.
     4.10 Effect of Section 409A. Notwithstanding anything to the contrary contained herein, in the event that (i) Executive notifies the Company, or the Company notifies Executive, in either case prior to the date on which a payment would otherwise be due under this agreement that Executive (or the Company, as applicable) believe that (x) the operation of this Agreement with respect to any such payment hereunder would fall within the coverage of Section 409A(a)(1) of the Internal Revenue Code (“IRC”) and (y) any payment hereunder is to be made on account of IRC Section 409A(a)(2)(A)(i) and Executive is a “specified employee” pursuant to IRC Section 409A(a)(2)(B)(i) then (ii) if Executive’s legal counsel and the Company’s legal counsel, in each case acting reasonably, agree that the foregoing analysis is correct, then such payment shall not be made until the date which is the earlier of the date of Executive’s death and the date which is six (6) months after the date of separation from service (the Termination Date).
     4.11 Precondition to Post-Termination Payments. As a condition for the payment of any post-Termination Date benefits to be provided hereunder except for Accrued Base Obligations, earned but unpaid Performance Bonus for fiscal years ended prior to the Termination Date, and Accrued Bonus Obligations, Executive shall deliver to the Company a release in favor of the Company in the form attached hereto as Exhibit A.

     4.12 Consulting Arrangements.
          (a) In the event of termination of Executive’s employment due to expiration of the Term, or pursuant to Sections 4.5, 4.6, or 4.7 the Executive may, at his option, agree to provide transition, advice, and consulting services to the Company for a period of twenty-seven (27) months after termination of his employment (the “Consulting Period”). Such services shall be those advisory services reasonably requested from time to time by the Chief Executive Officer of the Company in order to give the Company the benefit of Executive’s existing knowledge of the market research industry and the historical operations, products, technologies and methodologies of the Company. It is expressly understood that such consulting services (i) shall not involve the degree of effort or responsibility commensurate with Executive’s prior employment duties, (ii) shall not require travel, (iii) shall not require physical presence in the Company’s offices or a set schedule, (iv) shall not require participation in client meetings, and (v) shall not require the production of written work product.
          (b) In consideration for such services, the Company shall pay Executive:
               (i) the aggregate sum of Six Hundred Sixty Thousand Dollars ($660,000.00), payable in installments of $25,000 each due on the first day of each month, commencing on the first day of the first calendar month after the termination of Executive’s employment, and
               (ii) health and medical benefits as required by Section 3.3 of this Agreement during the Consulting Period; provided, however, if Executive, Executive’s spouse or Executive’s dependents are ineligible to participate in the Company benefit programs under Section 3.3, the Company shall arrange to reimburse Executive for coverage reasonably comparable to that previously provided under Section 3.3, and further provided that such benefits shall become secondary to primary coverage upon the date or dates Executive receives coverage and benefits which are substantially similar, taken as a whole, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer.
5. NON-COMPETITION AND CONFIDENTIALITY
     5.1 Non-Competition.
          (a) Consideration for this Section. Executive acknowledges and agrees that:
               (i) the benefits afforded by this Agreement are over and above those otherwise afforded by Company policy, and in making its decision to offer Executive the benefits afforded by this agreement and bind itself in advance to the obligations hereunder the Company relied upon and was induced by the covenants made by Executive in this Section 5,
               (ii) in accepting the benefits evidenced by this Agreement Executive is receiving an asset of significant value, and Company’s entry into this Agreement and its incurrence of the related payment and other obligations hereunder are fair and adequate consideration for the Executive’s obligations under this Section 5,
               (iii) Executive’s position with the Company places Executive in a position of confidence and trust with the clients and employees of the Company,
               (iv) the Company’s business is carried on throughout the world and accordingly, it is reasonable that the restrictive covenants set forth below are not limited by specific geographic area,
               (v) the course of Executive’s employment with the Company necessarily requires the disclosure of confidential information and trade secrets related to the Company’s relationships with clients (such as, without limitation, pricing information, marketing plans, budgets, designs, methodologies, products, client preferences and policies, and identity of appropriate personnel of clients with sufficient authority to influence a shift in suppliers) as well as other confidential and proprietary information, (such as databases, methodologies, and technologies),
               (vi) Executive’s employment affords Executive the opportunity to develop a personal acquaintanceship and relationship with the Company’s employees and clients, which in some cases may constitute the Company’s primary or only contact with such employees and clients, and to develop a knowledge of those client’s and employee’s affairs and requirements,
               (vii) the Company’s relationships with its established clientele and employees are placed in Executive’s hands in confidence and trust,
               (viii) it is reasonable and necessary for the protection of the goodwill and business of the Company that Executive make the covenants contained in this agreement, and
               (ix) the Executive understands that the provisions of this Section 5 may limit Executive’s ability to earn a livelihood in a business similar or related to the business of Company, but nevertheless agrees and acknowledges that (A) the provisions of Section 5 are reasonable and necessary for the protection of Company, and do not impose a greater restraint than necessary to protect the goodwill or other business interest of Company, (B) such provisions contain reasonable limitations as to the time and the scope of activity to be restrained, and (C) the Company’s advance agreement to make payments under the various circumstances set forth in this Agreement provide Executive with benefits adequate to fully compensate Executive for any lost opportunity due to the operation of Section 5.
In consideration of the foregoing and in light of Executive’s education, skills and abilities, which are sufficient to enable Executive to earn a living in way that is not competitive with the Company’s business, Executive agrees that all defenses by Executive to the strict enforcement of such provisions are hereby waived by Executive.
     5.2 Restricted Activity.
          (a) During the period that Executive is employed by the Company and during the period that Executive is performing consulting services pursuant to Section 4.12 but not less than a period of one year after the Termination Date (the “Non-Competition Period”), Executive shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including, without limitation, as an officer, director, employee, distributor, independent contractor, independent representative, partner, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business (defined below); provided, however, that ownership of 4.9% or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange shall not constitute a breach of this Section 5, so long as the Executive does not in fact have the power to control, or direct the management of, or is not otherwise engaged in activities with, such corporation.
          (b) For purposes of this Section 5.2, the term “Competing Business” shall mean any business or venture which is substantially similar to the whole or any significant part of the business conducted by Company, and which is in material competition with the Company, and the term “Affiliate” of any person or entity shall mean any other person or entity directly or indirectly controlling, controlled by or under common control with such particular person or entity, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a person or entity whether through the ownership of voting securities, contract, or otherwise.

          (c) During the Non-Competition Period, Executive shall not (including without limitation on behalf of, for the benefit of, or in conjunction with, any other person or entity) directly or indirectly:
               (i) solicit, assist, discuss with or advise, influence, induce or otherwise encourage in any way, any employee of Company to terminate such employee’s relationship with Company for any reason, or assist any person or entity in doing so,
               (ii) employ, assist, engage or otherwise contract or create any relationship with any employee or former employee of Company in any business or venture of any kind or nature, in the case of a former employee unless such person shall not have been employed by Company for a period of at least one year and no solicitation prohibited hereby shall have occurred prior to the end of such one year period, or
               (iii) interfere in any manner with the relationship between any employee and Company.
     5.3 Confidential Information.
          (a) “Confidential Information” shall mean all proprietary or confidential records and information, including, but not limited to, development, marketing, purchasing, organizational, strategic, financial, managerial, administrative, production, distribution and sales information, distribution methods, data, specifications, technologies, methods, and processes (including the Transferred Property as hereinafter defined) presently owned or at any time hereafter developed by Company, or its agents, consultants, or otherwise on its behalf, or used presently or at any time hereafter in the course of the business of Company, that are not otherwise part of the public domain.
          (b) Executive hereby sells, transfers and assigns to Company, or to any person or entity designated by Company, all of Executive’s entire right, title and interest in and to all inventions, ideas, methods, developments, disclosures and improvements (the “Inventions”), whether patented or unpatented, and copyrightable material, and all trademarks, trade names, all goodwill associated therewith and all federal and state registrations or applications thereof, made, adopted or conceived by solely or jointly, in whole or in part prior to the Termination Date which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by Company or (ii) otherwise relate to or pertain to the business, products, services, functions or operations of the Company (collectively, the “Transferred Property”). Executive shall make adequate written records of all Inventions, which records shall be Company’s property and shall communicate promptly and disclose to Company, in such forms Company requests, all information, details and data pertaining to the aforementioned Inventions. Whether during the term of this Agreement or thereafter, Executive shall execute and deliver to Company such formal transfers and assignments and such other papers and documents as may be required of Executive to permit Company, or any person or entity designated by Company, to file and prosecute patent applications (including, but not limited to, records, memoranda or instruments deemed necessary by Company for the prosecution of the patent application or the acquisition of letters patent in the United states, foreign counties or otherwise) and, as to copyrightable material, to obtain copyrights thereon, and as to trademarks, to record the transfer of ownership of any federal or state registrations or applications.
          (c) All Confidential Information is considered secret and will be disclosed to the Executive in confidence, and Executive acknowledges that, as a consequence of Executive’s employment and position with Company, Executive may have access to and become acquainted with Confidential Information. Except in the performance of Executive’s duties as an employee of Company, Executive shall not, during the term and at all times thereafter, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Information. All records, files, drawings, documents, equipment and other tangible items (whether in electronic form or otherwise), wherever located, relating in any way to or containing Confidential Information, which Executive has prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain Company’s sole and exclusive property and shall be included in the Confidential Information. Upon termination of this Agreement, or whenever requested by Company, Executive shall promptly deliver to Company any and all of the Confidential Information and copies thereof, not previously delivered to Company, that may be in the possession or under the control of the Executive. The foregoing restrictions shall not apply to the use, divulgence, disclosure or grant of access to Confidential Information to the extent, but only to the extent, (i) expressly permitted or required pursuant to any other written agreement between Executive and Company, (ii) such Confidential Information has been publicly disclosed (not due to a breach by the Executive of Executive’s obligations hereunder, or by breach of any other person, of a fiduciary or confidential obligation to Company) or (iii) the Executive is required to disclose Confidential Information by or to any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction, provided, however, that the Executive shall, prior to any such disclosure, immediately notify Company of such requirements and provided further, however, that the Company shall have the right, at its expense, to object to such disclosures and to seek confidential treatment of any Confidential Information to be so disclosed on such terms as it shall determine.
     5.4 Acknowledgement; Remedies; Survival of this Agreement.
          (a) Executive acknowledges that violation of any of the covenants and provisions set forth in Section 5 of this Agreement would cause Company irreparable damage and agrees that Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 5 would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, it is agreed that, in addition to the remedies at law or in equity, Company shall be entitled, without the posting of a bond, to equitable relief in the form of specific performance, a temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available for the purposes of restraining Executive from any actual or threatened breach of such covenants. Without limiting the generality of the foregoing, if Executive breaches or threatens to breach this Section 5 hereof, such breach or threatened breach will entitle Company (i) to terminate its obligations to make further payments otherwise required under this Agreement, (ii) to recover from the Executive any payments previously made under Section 4.6(b)(iv), (iii) to extend the Non-Competition Period by a period equal to the period in which Executive was in violation of this Section 5, and (iv) to enjoin Executive from disclosing any Confidential Information to any Competing Business, to enjoin any Competing Business from retaining Executive or using any such Confidential Information, and to enjoin Executive from rendering personal services to or in connection with any Competing Business, it being understood that the embedded knowledge of Executive gained at the Company will be impossible to separate from the performance of duties for a Competing Business. The rights and remedies hereunder are cumulative and shall not be exclusive, and the Company shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the Executive under this Agreement, and the enforcement of one or more of such rights and remedies by the Company shall in no way preclude the Company from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.
          (b) The provisions of this Section 5 shall survive the termination of Executive’s employment with Company.
6. MISCELLANEOUS
     6.1 Arbitration. Any dispute or controversy arising under or in connection with this

Agreement shall be settled exclusively by arbitration in Rochester, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties consent to the authority of the arbitrator, if the arbitrator so determines, to award fees and expenses (including legal fees) to the prevailing party in the arbitration. Notwithstanding the foregoing, Company shall be entitled to enforce the provisions of Section 5 hereof through proceedings brought in a court of competent jurisdiction as contemplated by Section 6.7 hereof.
     6.2 Severability; Reasonableness of Agreement. If any term, provision or covenant of this Agreement or part thereof, or the application thereof to any person, place or circumstance shall be held to be invalid, unenforceable or void by an arbitrator or court of competent jurisdiction, the remainder of this Agreement and such term, provision or covenant shall remain in full force and effect, and any such invalid, unenforceable or void term, provision or covenant shall be deemed, without further action on the part of the parties hereto, modified, amended and limited, and the arbitrator or court shall have the power to modify, amend and limit any such term, provision or covenant, to the extent necessary to render the same and the remainder of the Agreement valid, enforceable and lawful.
     6.3 Key Employee Insurance. Company in its sole discretion shall have the right at its expense to purchase insurance on the life of Executive, in such amounts as it shall from time to time determine, of which Company shall be the beneficiary. Executive shall submit to such physical examinations as may reasonably be required and shall otherwise cooperate with Company in obtaining such insurance.
     6.4 Assignment; Benefit. This Agreement shall not be assignable by Executive, other than Executive’s rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. No rights or obligations of Company under this Agreement may be assigned or transferred except to any successor to the Company’s business and/or assets (by merger, purchase of stock or assets, or otherwise) which, to the extent not otherwise automatically provided by operation of law, expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no such succession had taken place.
     6.5 Notices. All notices hereunder shall be in writing and shall be deemed sufficiently given (i) if hand-delivered, on the date of delivery, (ii) if sent by documented overnight delivery service, on the first business day after deposit with such service for overnight delivery, and (iii) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after deposit in the U.S. mail, in each case addressed as set forth below or at such other address for either party as may be specified in a notice given as provided herein by such party to the other. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.
If to Company:
Harris Interactive Inc.
135 Corporate Woods
Rochester, New York 14623
Attention: Chief Executive Officer
With A Copy To:
Beth Ela Wilkens, Esq.
Harris Beach PLLC
99 Garnsey Road
Pittsford, New York 14534
If to Executive:
Leonard Bayer
38 Gaslight Lane
Rochester, NY 14610
With A Copy To:
Gordon Dickens, Esq.
Woods Oviatt Gilman LLP
700 Crossroads Building
2 State Street
Rochester, NY 14614

     6.6 Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. No amendment, modification, or waiver of this Agreement shall be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to such occurrence or with respect to any other occurrence.
     6.7 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Delaware and the federal laws of the United States of America, to the extent applicable, without giving effect to otherwise applicable principles of conflicts of law. Subject to Section 6.1 of this Agreement, the parties hereto expressly consent to the jurisdiction of any state or federal court located in the State of New York, and to venue therein, and consent to the service of process in any such action or proceeding by certified or registered mailing of the summons and complaint therein directed to Executive or Company, as the case may be, at its address as provided in Section 6. hereof.
     6.8 Prevailing Party. Should either party breach the terms of this Agreement, the prevailing party who seeks to enforce the terms and conditions of this Agreement shall be entitled to recover its attorneys fee and disbursements.
     6.9 Headings; Counterparts; Interpretation.
          (a) The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation.
          (b) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute the same Agreement.
          (c) The Company and the Executive each acknowledge that it has been represented by legal counsel in the negotiation and drafting of this Agreement, that this Agreement has been drafted by mutual effort, and that no ambiguity in this Agreement shall be construed against either party as draftsperson.

     6.10 Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as the other party shall reasonably request in order to effectuate the purposes of this Agreement.
     IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.
[Signature Page Follows]

HARRIS INTERACTIVE INC.

By:	/s/ Gregory T. Novak

Gregory T. Novak
President and Chief Executive Officer

/s/ Leonard R. Bayer

LEONARD R. BAYER

1

EXHIBIT A
RELEASE
     In consideration of the benefits provided under an Employment Agreement (“Agreement”) effective as of                      by and between Leonard R. Bayer (“Executive”) and Harris Interactive Inc. (“Harris”), Executive hereby releases Harris and its employees, officers, directors, attorneys, affiliates, subsidiaries, successors and assigns, from any and all claims, causes of action, and/or liabilities of any kind or nature whatsoever, known or unknown, at law, in equity, or otherwise, that may have occurred at any time up to the date hereof, arising from his employment relationship with Harris or as a result of the parties’ agreement to modify and end the employment relationship, including, without limitation, any and all claims arising under any federal, state or local laws, rules or regulations pertaining to employment or pay or benefit practices, including, but not limited to, claims under the Age Discrimination in Employment Act, Older Workers’ Benefit Protection Act, Equal Pay Act, Title VII of the Civil Rights Act of 1964, as amended, Fair Labor Standards Act, Americans with Disabilities Act, the Employee Retirement Income Security Act (ERISA), Family and Medical Leave Act (FMLA), New York State Human Rights Law, New York Labor Law and any other provisions relating to employment or pay or benefit practices, or relating to discrimination on the basis of race, creed, color, age, sex, national origin, disability, or arrest record, and Executive hereby agrees not to asset such claims or causes of action for monetary damages; provided, however, that Executive is not releasing any claims other than those expressly released hereby. Without limiting the foregoing proviso, Executive is not releasing any claims (i) arising from or relating to the breach of the Agreement or any document executed in connection therewith, or breach of any agreement covering equity grants (stock options, restricted stock, or otherwise) made to Executive prior to the date hereof, (ii) arising from or relating to any rights Executive may have to indemnity or contribution in connection with actions, proceedings, or investigations, (iii) to enforce vested rights under pension, benefit, or insurance plans, policies, programs or arrangements, or (iv) arising out of or relating to Executive’s status as a director or shareholder of Harris.
     In the event that Executive brings a claim which is determined by a court of law to have been released by the terms of this Release, he understands and agrees that, unless otherwise expressly prohibited by law or regulation, he will be required to reimburse the defending parties for their reasonable attorneys’ fees in connection with their defense of any such claim.
     Executive acknowledges that he has been advised to consult with legal counsel prior to signing this Release. Executive further understands and agrees that he is being provided with twenty-one (21) calendar days after his Termination Date (as defined in the Agreement) to

1

consider the terms of this Release, and that this Release will expire and become null and void if it is not executed and returned before the end of the twenty-one (21) calendar-day period. Executive further understands and agrees that he shall have the right to execute this Release at any time before the expiration of the twenty-one (21) calendar-day period, and that if he does so, he agrees that he has thereby waived the remainder of that twenty-one (21) day period. Finally, Executive acknowledges and agrees that after executing this Release, he has the right to revoke his acceptance of this Release by delivering a written revocation within seven (7) calendar days after his execution of the Release, provided such revocation is received within said seven (7) day period by legal counsel for Harris: Beth Ela Wilkens, Harris Beach PLLC, 99 Garnsey Road, Pittsford, New York, 14534. This Release shall become effective only after it has been executed by Executive and only after the seven (7) day revocation period has expired without revocation by Executive.
     IN WITNESS WHEREOF, Executive has executed and delivered this Release as of the date shown below.

LEONARD R. BAYER

STATE OF	)
)SS.:
COUNTY OF	)
     On the ___ day of                      in the year 20___ before me, the undersigned, a notary public in and for said state, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual executed the instrument.

Notary Public

2